Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Robin N. Lowe Chief Financial Officer T: 345-815-9919 E: Robin.Lowe@AltisourceAMC.com

Altisource Asset Management Corporation Announces Ashish Pandey Will Step Down as Executive Chairman; Appoints Current Director and CEO George G. Ellison as Chairman;
Paul T. Bossidy to Remain Lead Independent Director
CHRISTIANSTED, U.S. Virgin Islands, June 18, 2015 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced that Ashish Pandey has decided to step down as Executive Chairman of the Company, effective June 30, 2015, to pursue personal interests in India. The Company’s Board of Directors has appointed George G. Ellison as Chairman of the Board of Directors, effective upon the departure of Mr. Pandey. Mr. Ellison will continue to serve as Chief Executive Officer and Paul T. Bossidy will continue to serve as the Company’s lead independent director.
The Company also announced that it is adding depth and hiring senior personnel on all fronts, including five recent senior hires in finance, portfolio management and capital markets to strengthen its management and support teams.
“We wish Ashish well in his new endeavors,” stated George Ellison. “Ashish’s contributions and vision will be missed, but we have undertaken substantial efforts to deepen AAMC’s talent pool with significantly experienced personnel to continue to service our primary client, Altisource Residential Corporation, as well as build new businesses and clients for AAMC.”
About AAMC
AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.
Forward-looking statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. AAMC undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing; and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of AAMC’s Annual Report on Form 10-K, its quarterly reports on Form 10-Q and its other filings with the Securities and Exchange Commission.